Exhibit 99.1

NEWS RELEASE

RAMBUS PROVIDES UPDATE REGARDING INDEPENDENT REVIEW OF PAST

STOCK OPTION PRACTICES

Special Litigation Committee final report submitted to the court in derivative suit

LOS ALTOS, Calif. – August 24, 2007 – Rambus Inc. (Nasdaq:RMBS) today announced that the Special Litigation Committee (“SLC”) established by the Company’s Board of Directors has concluded its review of claims relating to stock option practices that are asserted in derivative actions against a number of present and former officers and directors of the Company.

As previously announced, after a comprehensive investigation, which included a review of over 200 stock option grants, 1.5 million emails and other documents, and over 50 interviews with executive officers, directors, employees and advisors, the Audit Committee of the Board of Directors concluded that a number of stock options granted to its employees had been misdated. The Board of Directors established a Special Litigation Committee to determine how the Company should respond to the derivative actions which had been filed in the name of the Company.

The SLC was composed of two independent directors, J. Thomas Bentley and Abraham D. Sofaer, and it conducted its review with the assistance of independent counsel.

After an extensive review and subject to the settlements described below, the SLC has determined that all claims should be terminated and dismissed against the named defendants in the derivative actions with the exception of claims against Ed Larsen, who served as vice president, Human Resources from September 1996 until December 1999, and then senior vice president, Administration until July 2004. The SLC has determined that the claims asserted against Mr. Larsen should continue to be maintained in the consolidated derivative action where Mr. Larsen is named as a defendant. The SLC intends to assert control over the litigation of that consolidated action.

The SLC has entered into settlement agreements with certain former officers of the Company. The settlements with these individuals are conditioned upon the dismissal of the claims asserted against them in the derivative actions. The aggregate value of the settlements exceeds $6.5 million in cash and cash equivalents as well as substantial additional value to the Company relating to the relinquishment of claims to over 2.7 million stock options.

The written report setting out the findings of the SLC has been filed with the Honorable Jeremy Fogel in the US District Court for the Northern District of California. The conclusions of the SLC are subject to review by the court.

Rambus management is cooperating fully with the SLC and continues to work with appropriate legal and accounting advisors to implement a number of remedial measures regarding awards of equity compensation.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip architectures. Additional information is available at www.rambus.com.

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RMBSLN

Press Contact:

Linda Ashmore

Rambus Inc.

(650) 947-5411

lashmore@rambus.com